Exhibit 99

NEWS RELEASE	6113 Lemmon, Dallas, Texas 75209
Tel 214.956.4511 • Fax 214.956.4446
	Contact:	David Tehle
Executive Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

NEW PRODUCTS’ SUCCESS BOOSTS HAGGAR’S THIRD QUARTER FISCAL 2003
EARNINGS PER SHARE OVER ESTIMATES

DALLAS, TX (July 29, 2003) — Haggar Corp. (NASDAQ-HGGR) announced it exceeded its net income forecast for the third quarter of fiscal 2003 by 5% and had an increase in net sales of 2.4% for the nine months ended June 30, 2003 as compared to the same period in fiscal 2002.

For the third quarter of fiscal 2003, Haggar reported net sales of $107,435,000 and net income of $2,704,000, or $0.42 on an earnings per diluted share basis.  This compares to the third quarter of fiscal 2002, in which the Company reported $111,215,000 in net sales and net income of $460,000, or $0.07 on an earnings per diluted share basis. Third quarter of fiscal 2002 results include the gain on the sale of the Robstown, Texas facility of $479,000 ($291,000 net of tax) or $0.05 on an earnings per diluted share basis

For the nine months ended June 30, 2003, Haggar reported net sales of $356,828,000 and net income of $2,530,000 or $0.39 on an earnings per diluted share basis.  This compares to the first nine months of fiscal 2002, in which the Company reported $348,605,000 in net sales and net income of $4,469,000, or $0.70 on an earnings per diluted share basis, before giving effect to the cumulative impact of a change in accounting principle for goodwill.  After giving effect to the cumulative effect of the accounting change, net loss for the nine months ended June 30, 2002 was $(11,109,000) or $(1.73) on an earnings per diluted share basis.

During the nine months ended June 30, 2003, the Company incurred costs of approximately $1,200,000 ($702,000 net of tax) on proxy-related expenses and approximately $525,000 ($307,000 net of tax) for a legal settlement in conjunction with a lease dispute.  In addition, the Company recorded a gain of $324,000 ($190,000 net of tax) related to the sale of its Edinburg, Texas property.  The Company also increased its strategic media advertising spending $3,000,000 ($1,755,000 net of tax) during the first nine months of fiscal 2003.  The net impact to net income of these items was $(2,574,000) or $(0.40) on an earnings per diluted share basis during the period.  During the nine months ended June 30, 2002, the Company recorded a net $1,157,000 ($707,000 net of tax) increase to income relating to a $1,000,000 charge for the closure of the Weslaco, Texas cutting operations and a $2,157,000 reversal to income for the revised estimate of the fair value of the Company’s Edinburg, Texas facility that was written off in a previous period. Additionally, the Company sold its Robstown, Texas facility and recorded a gain of $479,000 ($291,000 net of tax) during the third quarter of fiscal 2002. The net impact to the net loss for the period for these items was $998,000 or $0.16 on an earnings per diluted share basis.

J. M. Haggar, III, the Company’s Chairman and Chief Executive Officer, stated, “We are very excited about our $0.42 earnings per share for the third quarter of fiscal 2003 compared to the $0.07 earnings per share for the third quarter of fiscal 2002.  The $0.35 increase in earnings per share relates mainly to strong margin performance by the core segments of our business including the Haggar® brand.  The increases are a result of fewer inventory markdowns and superior product performance at retail by our comfort fit waist pants and the introduction of our new Freedom Khaki™ pant products.  Both product groups have had strong acceptance by consumers.”

Frank Bracken, President and Chief Operating Officer, noted, “New products for the Haggar® brand, our Horizon Group (private label) and the Claiborne® brand continue to fuel the success of the Company.  New products sparked the 2.4% increase in sales year over year as well as our increased margin performance for this quarter.  Additionally, the Company is introducing more new products via our license with Kenneth Cole Productions (LLC) in the fourth quarter of fiscal 2003.  The Kenneth Cole line is continuing to receive rave reviews from our customers.”

David Tehle, Executive Vice President and Chief Financial Officer, noted, “The Company reduced its debt by $24.8 million to $9.3 million as of the end of the third quarter of fiscal 2003, as compared to $34.1 million in debt as of the end of the third quarter of fiscal 2002, due to the Company’s strong sales performance, improved margins and improved collections.”

The Haggar Board of Directors continued the $0.05 per share quarterly dividend.  The dividend will be payable on August 25, 2003 to shareholders of record as of August 11, 2003.

The Company will file a Form 8-K with the Securities and Exchange Commission today with its updated financial projections for fiscal 2003.  The updated fiscal fourth quarter projections have no change to earnings per share before giving effect to the earnings per share increase related to the sale of its corporate headquarters.  During the fourth quarter of fiscal 2003, the Company is expected to record a gain on the sale of its corporate headquarters, net of one-time costs, of approximately $2.3 million to $2.7 million, net of tax, to income, or $0.36 to $0.42 on an earnings per diluted share basis.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX.  Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia.  Haggar also holds exclusive licenses to use the Claiborne® trademark in the United States to manufacture, market and sell men’s shorts and pants and to use the Kenneth Cole New York® and Reaction Kenneth Cole® trademarks throughout the United States to manufacture, distribute and sell men’s tailored dress pants and men’s classification dress and casual pants and shorts in men’s classification pant departments.  For more information visit the Haggar website at www.haggarcorp.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.

HAGGAR CORP.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Net sales	$107,435	$111,215	$356,828	$348,605
Cost of sales	76,166	83,411	262,106	257,166
Reorganization costs	—	—	—	(1,157)
Gross profit	31,269	27,804	94,722	92,596
Selling, general and administrative expenses	(26,556)	(26,980)	(90,079)	(83,900)
Royalty income	378	178	1,052	905
Other income (expense)	102	506	603	564
Interest expense	(570)	(702)	(1,973)	(2,808)
Income before provision for income taxes and cumulative effect of accounting change	4,623	806	4,325	7,357
Provision for income taxes	1,919	346	1,795	2,888
Income before cumulative effect of accounting change	2,704	460	2,530	4,469
Cumulative effect of accounting change	—	—	—	(15,578)
Net income (loss)	$2,704	$460	$2,530	$(11,109)
Income per common share before cumulative effect of accounting change – Basic/Diluted	$0.42	$0.07	$0.39	$0.70
Cumulative effect of accounting change per common share
– Basic	—	—	—	(2.44)
– Diluted	—	—	—	(2.43)
Net income (loss) per common share
– Basic	$0.42	$0.07	$0.39	$(1.74)
– Diluted	$0.42	$0.07	$0.39	$(1.73)
Weighted average shares outstanding
– Basic	6,418	6,387	6,418	6,375
– Diluted	6,418	6,543	6,427	6,426

Condensed Consolidated Balance Sheet

	June 30, 2003	Sept. 30, 2002
	(In thousands)
Assets
Cash and cash equivalents	$13,047	$4,124
Accounts receivable, net	38,133	64,284
Inventories	98,990	100,996
Property held for sale	—	2,157
Deferred tax benefit	11,410	12,087
Other current assets	3,465	2,766
Total current assets	165,045	186,414
Property, plant and equipment, net	41,618	46,195
Goodwill	9,472	9,472
Other assets	8,644	7,896
Total Assets	$224,779	$249,977
Liabilities and Stockholders’ Equity
Accounts payable	$24,014	$30,542
Accrued liabilities	30,888	35,669
Accrued wages and other employee compensation	5,657	6,713
Current portion of long-term debt	3,671	3,742
Total current liabilities	64,230	76,666
Other non-current liabilities	9,410	8,247
Long term debt	5,671	21,343
Stockholders’ equity	145,468	143,721
Total Liabilities and Stockholders’ Equity	$224,779	$249,977